EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Lamar Advertising Company:
We consent to incorporation by reference in the registration statements (Nos. 333-89034, 333-10337, 333-79571, 333-37858, 333-34840, 333-116007, 333-116008, 333-130267, 333-160943 and 333-160945) on Form S-8, (Nos. 333-108688, 333-48288 and 333-154919) on Form S-3 and (Nos. 333-108689, 333-120937, 333-143419, 333-48266 and 333-161261) on Form S-4 of Lamar Advertising Company and Lamar Media Corp. of (a) our reports dated February 26, 2010 with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (deficit) and cash flows for each of the years in the three year period ended December 31, 2009 and the related financial statement schedule and the effectiveness of internal control over financial reporting, and (b) our reports dated February 26, 2010 with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholder’s equity and comprehensive income (deficit) and cash flows for each of the years in the three year period ended December 31, 2009 and the related financial statement schedule and the effectiveness of internal control over financial reporting which reports appear in the December 31, 2009, annual report on Form 10-K of Lamar Advertising Company.

/s/ KPMG LLP
Baton Rouge, Louisiana
February 26, 2010